8. CONSENT OF KINROSS GOLD CORPORATION

CONSENT

We hereby consent to the reference to our name and the use of information with respect to the reserves and resources at the Pancho and Verde deposits, Chile in the Annual Information Form of Bema Gold Corporation for the year ended December 31, 2003 to be filed with certain Canadian securities commissions and in the Annual Report on Form 40-F of Bema Gold Corporation for the year ended December 31, 2003 to be filed with the United States Securities and Exchange Commission.

Dated at Alaska, this 19th day of May, 2004.

KINROSS GOLD CORPORATION

/s/ Wes Hanson, P. Eng.
Senior Engineer